Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (Nos. 333-214888 and 333-217966) and Form S-8 (Nos. 333-187796 and 333-215511) of Hi-Crush Partners LP of our report dated February 21, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of merger of entities under common control discussed in Note 4, as to which the date is May 1, 2017, relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.

/s/PricewaterhouseCoopers LLP
Houston, Texas
February 19, 2018